Exhibit 99

PRESS RELEASE

Media Contacts:	Investor Contacts:

Susannah Budington	Claudine Prowse, Ph.D.
Director, Corporate Public Relations	Executive Director, Investor Relations
301-545-1062	301-315-1785

Jerry Parrott	Peter Vozzo
Vice President, Corporate Communications	Senior Director, Investor Relations
301-315-2777	301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS AND KEY DEVELOPMENTS
•	BENLYSTA® U.S. gross sales $21.3 million; net sales $18.8 million
•	BENLYSTA launched in Germany, Canada, Austria, Denmark, Finland, Hungary, Norway and Sweden
•	BENLYSTA receives approval for public fund reimbursement in Spain earlier than expected
ROCKVILLE, Maryland — October 25, 2011 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended September 30, 2011, and provided highlights of recent key developments.
“We are seeing solid progress in the trial and adoption of BENLYSTA treatment for systemic lupus by rheumatologists in the United States,” said H. Thomas Watkins, President and Chief Executive Officer. “The number of key accounts that have begun to order BENLYSTA has increased substantially. The number of countries in which BENLYSTA is available continues to increase. We and GSK look forward to making BENLYSTA available around the world.”

FINANCIAL RESULTS
HGS reported revenues for the quarter ended September 30, 2011 of $34.0 million, compared with revenues of $50.8 million for the same period in 2010. Revenues included $18.8 million recognized from net sales of BENLYSTA and $12.0 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile. The decrease in revenues reflected $36.1 million in upfront and milestone payments recognized from the ZALBIN™ agreement with Novartis in the quarter ended September 30, 2010.
The Company reported a net loss for the third quarter of 2011 of $88.4 million ($0.45 per share), compared with a net loss of $40.9 million ($0.22 per share) for the third quarter of 2010. The increased net loss for the current quarter, compared with the same quarter last year, is primarily due to the absence of revenue recognized in 2011 from the ZALBIN agreement with Novartis, increased selling, general and administrative expenses and increased commercial collaboration expenses related to the commercialization of BENLYSTA, partially offset by higher product revenue and lower research and development expenses.
For the first nine months of 2011, HGS reported revenues of $85.5 million, compared with revenues of $136.1 million for the same period of the previous year. Revenues included $26.6 million recognized from sales of BENLYSTA, $38.9 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile, and $16.8 million recognized from manufacturing and development services other than raxibacumab. The decrease in revenues reflected $82.8 million recognized from the ZALBIN agreement with Novartis in the nine months ended September 30, 2010.
The Company reported a net loss of $300.1 million ($1.56 per share) for the nine months ended September 30, 2011, compared with a net loss of $145.6 million ($0.78 per share) for the same period of the previous year. The increased net loss for the current nine months, compared with the same period last year, is primarily due to lower revenue recognized in 2011 from research and development collaborative agreements, a $50.0 million upfront license fee paid in the first quarter of 2011 to FivePrime Therapeutics, Inc., and increased selling, general and administrative expenses related to the commercialization of BENLYSTA, partially offset by higher product revenue.
During the three months ended September 30, 2011, HGS issued 7,614,000 shares of common stock in several separate transactions in exchange for $116.6 million principal amount (net of an unamortized discount of $1.2 million) of the Company’s 2 1/4% Convertible Subordinated Notes due October 2011. The remaining $78.0 million principal amount of these notes matured on October 15, 2011 and was repaid in cash.

As of September 30, 2011, cash and investments totaled $619.7 million, of which $539.8 million was unrestricted and available for operations. This compares with cash and investments totaling $933.4 million as of December 31, 2010, of which $853.9 million was unrestricted and available for operations.
HIGHLIGHTS OF RECENT PROGRESS
BENLYSTA: U.S. Launch Continues to Progress Well; BENLYSTA Now Available in Germany, Several Other European Countries and Canada
BENLYSTA gross sales for the third quarter totaled $21.3 million before gross-to-net adjustments of $2.5 million. Net sales of BENLYSTA for the quarter totaled $18.8 million, compared with $7.8 million in the second quarter. During the third quarter, BENLYSTA average weekly gross sales for the last four weeks of September were $2.0 million, compared with $1.7 million and $1.4 million for the preceding four-week periods, respectively.
The number of accounts ordering BENLYSTA continues to increase. HGS sales data suggest that approximately 30% of key accounts have initiated treatment of at least one patient with BENLYSTA as of the end of September 2011, compared with less than 10% at the end of the second quarter and approximately 20% in August. Among the community-based accounts that are the largest infusing practices, more than 40% have begun to purchase BENLYSTA. Among key hospital accounts, which are hospitals with very large lupus cohorts, approximately 35% have begun to purchase BENLYSTA. Steadily increasing formulary acceptances are enabling increased account penetration among hospitals.
BENLYSTA received marketing authorization from the European Commission on July 13, 2011. BENLYSTA is now available in Canada and several European countries, including Germany, Austria, Denmark, Finland, Hungary, Norway and Sweden.
Earlier than expected, the Spanish Ministry of Health has announced on its website that it intends to approve the inclusion of BENLYSTA in the public fund system for reimbursement. HGS and GSK expect to launch BENLYSTA in Spain later this quarter.

2011 FINANCIAL GUIDANCE
In previous guidance, originally provided in February 2011, HGS expected cash and investments at year-end 2011 to total between $550 million and $650 million. The Company now expects cash and investments at year-end 2011 to total between $440 million and $470 million, net of $79 million principal amount and interest paid upon maturity of the 2011 convertible debt. Cash and investments were $933.4 million at year-end 2010. The Company’s guidance for 2011 SG&A and R&D expense has not changed; consistent with that guidance, SG&A expense is expected to total between $150 million and $170 million, and R&D expense is expected to total between $180 million and $220 million.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 4:30 PM Eastern. Investors may listen to the call by dialing 800-390-5360 or 719-785-1752, passcode 1497735, five to 10 minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 1497735. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. It is recommended that investors interested in listening to the live webcast log on before the start of the call to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
ABOUT HUMAN GENOME SCIENCES
Human Genome Sciences exists to place new therapies into the hands of those battling serious disease.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.
HGS, Human Genome Sciences and BENLYSTA are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.

SAFE HARBOR STATEMENT
This announcement includes statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding our expectations for BENLYSTA and our financial guidance, among others. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this announcement, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.
Some important factors that could cause our actual results to differ from our expectations in these forward-looking statements include: our lack of commercial experience and dependence on the sales growth of BENLYSTA; any failure to commercialize BENLYSTA successfully; the occurrence of adverse safety events with our products; changes in the availability of reimbursement for BENLYSTA; the inherent uncertainty of the timing, success of, and expense associated with, research, development, regulatory approval and commercialization of our pipeline products and new indications for existing products; substantial competition in our industry, including from branded and generic products; the highly regulated nature of our business; uncertainty regarding our intellectual property rights and those of others; the ability to manufacture at appropriate scale, and in compliance with regulatory requirements, to meet market demand for our products; our substantial indebtedness and lease obligations; our dependence on collaborations over which we may not always have full control; foreign exchange rate valuations and fluctuations; the impact of our acquisitions and strategic transactions; changes in the health care industry in the U.S. and other countries, including government laws and regulations relating to sales and promotion, reimbursement and pricing generally; significant litigation adverse to the Company, including product liability and patent infringement claims; our ability to attract and retain key personnel; and increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions.
The foregoing list sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

HUMAN GENOME SCIENCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(in thousands, except share and per share amounts)
Revenue:
Product sales	$30,833	$7,295	$65,587	$33,963
Manufacturing and development services	2,747	5,677	19,011	15,177
Research and development collaborative agreements	442	37,810	854	86,948

Total revenue	34,022	50,782	85,452	136,088

Costs and expenses:
Cost of product sales	12,419	8,434	34,026	23,529
Cost of manufacturing and development services	4,950	3,338	23,290	7,364
Research and development expenses	38,758	42,471	156,645	151,331
Selling, general and administrative expenses	42,135	26,365	116,692	68,456
Commercial collaboration expenses	11,755	—	17,004	—
Facility-related exit credits	—	—	(1,717)	—

Total costs and expenses (a)	110,017	80,608	345,940	250,680

Income (loss) from operations	(75,995)	(29,826)	(260,488)	(114,592)

Investment income	2,839	3,794	9,014	13,497
Interest expense	(14,831)	(14,949)	(45,559)	(44,409)
Other income (expense)	(442)	122	(3,051)	(95)

Income (loss) before taxes	(88,429)	(40,859)	(300,084)	(145,599)
Provision for income taxes	—	—	—	—

Net income (loss)	$(88,429)	$(40,859)	$(300,084)	$(145,599)

Basic and diluted net income (loss) per share	$(0.45)	$(0.22)	$(1.56)	$(0.78)

Weighted average shares outstanding, basic and diluted	196,462,631	188,420,580	191,965,763	187,418,995

(a)
Includes stock-based compensation expense of $6,950 ($0.04 per basic and diluted share) and $6,984 ($0.04 per basic and diluted share) for the three months ended September 30, 2011 and 2010, respectively. Includes stock-based compensation expense of $22,000 ($0.11 per basic and diluted share) and $17,803 ($0.09 per basic and diluted share) for the nine months ended September 2011 and 2010, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	September 30, 2011	December 31, 2010
	(in thousands)

Cash, cash equivalents and investments (b)	$619,718	$933,382
Total assets (b)	1,097,278	1,315,029
Convertible subordinated debt (c)	272,802	372,851
Lease financing	251,744	250,516
Total stockholders’ equity	448,797	585,763

(b)	Includes $79,921 and $79,510 in restricted investments at September 30, 2011 and December 31, 2010, respectively.

(c)
Convertible subordinated debt is net of unamortized debt discount of $12,282 and $30,989 as of September 30, 2011 and December 31, 2010, respectively. Convertible subordinated debt at face value is $285,084 and $403,840 as of September 30, 2011 and December 31, 2010, respectively.

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